Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-214411) of Five Prime Therapeutics, Inc., and
(2)

Registration Statements (Form S-8 Nos. 333-19170, 333-202854, 333-194820, and 333-211216) pertaining to the 2013 Omnibus Incentive Plan and the 2013 Employee Stock Purchase Plan of Five Prime Therapeutics, Inc.;

of our reports dated February 24, 2017, with respect to the financial statements of Five Prime Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Five Prime Therapeutics, Inc. included in this Annual Report (Form 10-K) of Five Prime Therapeutics, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

San Jose, California

February 24, 2017